Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-205437, 333-199727, 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and Registration Statement (No. 333-203959) on Form S-3 of Western Alliance Bancorporation of our reports dated February 28, 2017 relating to the consolidated financial statements of Western Alliance Bancorporation and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation appearing in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2016.

/s/ RSM US LLP

Phoenix, Arizona
February 28, 2017